Exhibit (a)(19)


                               MCI WORLDCOM, Inc.

                                                             CONTACT:

                                                 For Media:       For Investors:
                                                 Robin Halter       Gary Brandt
                                                 MCI WorldCom      MCI WorldCom
                                                +1 202 887 2460   1 601 360 8544


                                  PRESS RELEASE

                        --------------------------------

                 MCI WORLDCOM ANNOUNCES WAIVER OF 75% CONDITION
                             OF THE TENDER OFFER FOR
                   ORDINARY SHARES AND ADSs OF OZEMAIL LIMITED


         JACKSON, Miss., February 12, 1999-MCI WORLDCOM, Inc. (Nasdaq:WCOM) today announced that it is waiving one of the conditions included in the cash tender offer, through its subsidiary UUNET Holdings Australia Pty Limited ("UUNET Australia"), to acquire all the ordinary shares (including shares represented by American Depositary Shares ("ADSs")) of OzEmail Limited (Nasdaq:
OZEMY, ASX: OZM).

         Prior to the waiver of this condition, UUNET Australia's offer for OzEmail was conditional upon, among other things, UUNET Australia being entitled at the expiration of the offer to not less than 90% of the OzEmail ordinary shares (including shares represented by ADSs) and 75% of either the offerees or registered holders on December 23, 1998 (Sydney time) having accepted the offer (the "Minimum Condition"). The Minimum Condition now consists solely of the requirement that UUNET Australia is entitled at the expiration of the offer to not less than 90% of the OzEmail ordinary shares (including shares represented by ADSs). The waiver was effected pursuant to a modification granted by the Australian Securities and Investments Commission.

         Although the 75% test of the Minimum Condition has been waived for purposes of the offer, under the Australian Corporations Law, both the 90% test and the 75% test must be satisfied in order for UUNET Australia to proceed with the compulsory acquisition of the remaining shares of OzEmail. UUNET Australia believes that it has satisfied and, absent changes or withdrawals, it will satisfy, the 75% test of the Minimum Condition.

         The cash tender offer for all ordinary shares of OzEmail Limited, an Australian corporation, including all outstanding ADSs represented by American Depositary Receipts, at US$2.20 per ordinary share (US$22.00 per ADS), and withdrawal rights are scheduled to expire at 1:00 A.M., New York City time, on

Wednesday, February 24, 1999 and at 5:00 P.M., Sydney time, on Wednesday, February 24, 1999, unless the offer is extended in accordance with the procedures set forth in the Offer to Purchase dated January 8, 1999 (Sydney time) (January 7, 1999, New York time). Merrill Lynch is acting as the Dealer Manager in the United States and MacKenzie Partners, Inc. is acting as the Information Agent in connection with the offer. Sitel Corporation is assisting in contacting holders of ordinary shares in Australia to ascertain whether they have received the tender offer documentation and require assistance to understand and complete the documentation. The Offer to Purchase, the Part A Statement attached thereto and the related Acceptance and Transfer Form and Letter of Transmittal relating to the offer may be obtained by calling MacKenzie Partners, Inc. collect at (212) 929-5500 or toll free at (800) 322-2885.

         MCI WorldCom is a global leader in communications services with 1998 revenues of more than US$30 billion and established operations in over 65 countries encompassing the Americas, Europe and the Asia-Pacific regions. MCI WorldCom is a premier provider of facilities-based and fully integrated local, long distance, international and Internet services. MCI WorldCom's global networks, including its state-of-the-art pan-European network and transoceanic cable systems, provide end-to-end high-capacity connectivity to more than 40,000 buildings worldwide. For more information on MCI WorldCom, visit the World Wide Web at http://www.wcom.com.